EXHIBIT 8.1

SUBSIDIARIES OF ELETROBRAS

Name	Percentage of Shareholding
Eletronorte	99.48%
Chesf	99.58%
Furnas	99.56%
Eletrosul	99.88%
Eletronuclear	99.91%
CGTEE	99.99%
Itaipu Binacional(*)	50.00%
Amazonas D(**)	100.00%
Amazonas GT	100.00%
Eletroacre	96.71%
CEAL	100.00%
CEPISA	100.00%
CERON	100.00%
Boa Vista Energia	100.00%
Eletrobras Eletropar	83.71%
CELG-D(***)	50.93%

(*)                  Jointly controlled with ANDE (Paraguay).

(**)           Former Manaus Energia

(***)    In November 2016 CELG-D was privatized and sold through an auction of BM&FBovespa in February 2017 and was classified as a noncurrent asset held for sale since December 31, 2015.